                                                                  EXHIBIT 3.1
                          CERTIFICATE OF INCORPORATION
                                      OF
                                FM 1993A CORP.

           FIRST.    The name of the corporation is FM 1993A Corp.

           SECOND.   The address of the corporation's registered office in the
State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

           THIRD.    The purposes of the Corporation are limited to: (i)
issuing and selling debt obligations ("Notes"), as principal and as agent for CRC-I Limited Partnership, a Massachusetts limited partnership, and CRC-II Limited Partnership, a Massachusetts limited partnership (the "Borrowers") and entering into an indenture in connection therewith (the "Financing");
(ii) acquiring, owning and holding obligations of the Borrowers, accounts, investments and other property to be pledged as collateral for the Notes and pledging such property as collateral for the Notes; and (iii) engaging in any other activities that are necessary, suitable, or convenient to accomplish the matters set forth in the foregoing clauses (i) and (ii). In furtherance of such limited purposes, the Corporation shall not create, incur or assume any indebtedness other than pursuant to or in connection with the Financing and the transactions contemplated thereby, or incur, assume, or guarantee the indebtedness of any person or entity, including, without limitation, pursuant to any purchase or repurchase agreement, capital lease, indemnity, or any keep-well, take-or-pay, through-put, or other arrangement having the effect of assuring or holding harmless any third person or entity against loss with respect to any obligation of such other person or entity, unless such indebtedness is an invoice, statement of account, check, work request, purchase order or other similar document representing expenses relating to the permitted activities of the Corporation described above. In addition to the foregoing, in furtherance of such limited purposes, the Corporation shall
(i) observe all corporate formalities, including the maintenance of current minute books, (ii) maintain its own separate and distinct books of account and corporate records, (iii) cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Corporation and its assets and liabilities, (iv) pay all its liabilities out of its own funds, (v) in all dealings with the public, identify itself under its own name and as a separate and distinct entity, and
(vi) independently make decisions with respect to its business and daily operations. The Corporation shall not commingle its assets with those of any other person or entity.

           FOURTH.   The total number of shares which the corporation shall
have authority to issue is 1,000 shares of capital stock, without par value.

           FIFTH.    The name and mailing address of the incorporator is
Jonathan Bell, Esq., Hinckley, Allen & Snyder, 1500 Fleet Center, Providence, Rhode Island 02903.

           SIXTH.    The powers of the incorporator are to terminate upon the
filing of the Certificate of Incorporation, and the name and mailing address of the persons who are to serve directors until the first annual meeting of stockholders or until their successors are elected and qualified are :

           Name                       Address

           Christopher Wilson         1-1 Concord Greene
                                      Concord, MA 01742

           Charles Duddles            c/o Foodmaker, Inc.
                                      9330 Balboa Avenue
                                      San Diego, CA 92123

           SEVENTH.  The corporation is to have perpetual existence.

           EIGHTH.   The board of directors of the corporation is expressly
authorized to make, alter, restate or repeal by-laws of the corporation.

           NINTH.    Elections of directors need not be by written ballot
except and to the extent provided in the by-laws of the corporation.

           TENTH.    The personal liability of any director to the corporation
or its stockholders for monetary damages arising as a result of the director's breach of his or her fiduciary duty as a director is hereby eliminated. Nothing in this provision shall be construed as eliminating the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation
Law of the State of Delaware, or (iv) for any transaction from which the officer derived an improper personal benefit.

           ELEVENTH.   Meetings of stockholders may be held within or without
the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

           TWELFTH.    The corporation reserves the right to amend, alter,
change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. So long as any Notes are outstanding, the Corporation will not amend, alter, change or repeal any provision contained in this Certificate of Incorporation without the written consent of holders of Notes representing a majority of the Notes by aggregate outstanding principal amount.

           THIRTEENTH. Notwithstanding any other provisions of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the affirmative vote of 100% of the members of the Board of Directors, do any of the following:

                    (i) dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity; or

                    (ii) institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, conservator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debt generally as they become due, or make corporate notice in furtherance of any such action.

           FOURTEENTH. So long as any Notes are outstanding, the Board of Directors of the Corporation at all times shall include at least one Independent Director. So long as any Notes are outstanding, when voting on matters specified in Article THIRTEEN, the Independent Director shall take into account both the interests of the Corporation and the interests of the creditors of the Corporation.

           For purposes of this Article FOURTEEN, the following terms shall have the meanings set forth below:

                    (i) An "Independent Director" shall be an individual who: (A) is not and has not been employed by Foodmaker, Inc., a Delaware corporation, or any of its subsidiaries or affiliates, or any partner of either of the Borrowers, or any person or entity controlling either of the Borrowers or any partner of either of the Borrower, or any of their respective subsidiaries or affiliates (collectively, the "Subject Persons"), as a director, officer or employee within the three years immediately prior to such individual's appointment as an Independent Director; (B) is not (and is not affiliated with a company or a firm that is) and has not been a significant advisor or consultant to any of the Subject Persons within the three years immediately prior to such individual's appointment as an Independent Director; (C) does not have and has not had personal services contract(s) with any of the Subject Persons within the three years immediately prior to such individual's appointment as an Independent Director; (D) is not affiliated with a tax-exempt entity that receives significant contributions from any of the Subject Persons within the three years immediately prior to such individual's appointment as an Independent Director; (E) is not the beneficial owner (nor an officer or director of any such beneficial owner) at the time of such individual's appointment as an Independent Director, or at any time thereafter while serving as an Independent Director of equity interests in any of the Subject Persons the value of which constitute more than 5% of such individual's net worth; and (F) is not a spouse, parent, sibling or child of any persons described by
           (A) through (F);

                    (ii) An "affiliate" of a person, or a person "affiliated with," a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person.

                    (iii) The term "control" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the
           power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities by contract, or otherwise; provided, however, that a person shall not be deemed to control another person solely because he or she is a director of such other person.

                    (iv) The term "person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                    (v) A "subsidiary" of a Person shall mean any corporation the majority of the vesting stock of which is owned, directly or indirectly through one or more other subsidiaries, by such Person.

                    (vi) A person shall be deemed to be, or to be affiliated with, a company or firm that is a "significant advisor or consultant" to a Subject Person: if he, she or it, as the case may be, received or would receive fees or similar compensation from such Subject Person in excess of the lesser of (A) 3% of the consolidated gross revenues which Foodmaker, Inc. and its subsidiaries received during Foodmaker, Inc.'s last fiscal year;
           (B) 5% of the gross revenues of the person during the last calendar year, if such person is a self-employed individual and
           (C) 3% of the consolidated gross revenues by such company or firm for the sale of its products and services during its last fiscal year, if the person is a company or firm; provided, however, that director's fees and expense reimbursements shall not be included in the gross revenues of an individual for purposes of this determination.

                    (vii) A person shall be deemed to have "significant personal services contract(s) with a Subject Person" if the fees and other compensation received by the person pursuant to personal services contract(s) with such Subject Person exceeded or would exceed 5% of his or her gross revenues during the last calendar year.

                    (viii) A tax-exempt entity shall be deemed to receive "significant contributions from a Subject Person": if such tax-exempt entity received during its last fiscal year, or expects to receive during its current fiscal year, contribution from such Subject Person in excess of the lesser of (A) 3% of the consolidated gross revenues of Foodmaker, Inc. and its subsidiaries during such fiscal year and (B) 5% of the contributions received by the tax-exempt entity during such fiscal year.

           The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his free act and deed and that the facts stated therein are true.

                                      /S/ JONATHAN BELL
                                      ------------------------------
                                      Jonathan Bell, Incorporator

STATE OF RHODE ISLAND
COUNTY OF PROVIDENCE

           On the ___ day of December, 1993, before me personally came Jonathan Bell, known to me to be the individual described in and who acknowledged the foregoing instrument and swore and acknowledged that he executed the same as his free act and deed.


                                      /S/ LAURIE C. WILKINS
                                      ------------------------------
                                      Notary Public
                                      My Commission Expires:________




                                      6